SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                October 31, 2000
                                 Date of Report
                        (Date of Earliest Event Reported)

                         Ameritrans Capital Corporation
             (Exact name of Registrant as specified in its charter)


           Delaware                 333-63951                     52-2102424
(State or other jurisdiction of    (Commission                 (I.R.S. Employee
incorporation or organization)      File No.)                    I.D. Number)


       747 Third Avenue, 4th Floor
           New York, New York                                        10017
(Address of principal executive offices)                           (Zip Code)



                                 (800) 214-1047
              (Registrant's telephone number, including area code)



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ITEM 5. OTHER EVENTS.

     On May 4, 2000, an Agreement and Plan of Merger (the "Merger Agreement") was executed by and among Medallion Financial Corp. ("Medallion"), AMTC Merger Corp., a wholly-owned subsidiary of Medallion ("Merger Corp.")., and Ameritrans Capital Corporation (the "Company" or "Ameritrans"). On October 31, 2000 the parties executed Amendment No. 9 to the Merger Agreement pursuant to which Ameritrans and Medallion agreed (i) that the average closing sale price per share of Medallion's common stock on the NASDAQ Market during the Determination Period (as defined in the Merger Agreement) at which either party shall have the right to terminate the Merger Agreement shall be reduced from $15.00 to $14.00 per share; (ii) that the purchase price (i.e., number of Medallion shares) to be paid to the Company's shareholders if the average price per share of Medallion common stock during the Determination Period is between $14.00 and $14.99 shall be calculated by dividing $8.01 by such average closing price of the Medallion common stock; (iii) to the modification of certain representations by the Company; (iv) that the date by which Medallion shall have obtained either approval of the Company's lenders to the merger or shall have obtained financing satisfactory to it shall be extended from November 1, 2000, to November 30, 2000; and (v) the date by which the merger must be completed shall be extended from December 31, 2000, to January 31, 2001, unless the only condition remaining to be satisfied under the Agreement is obtaining SBA approval, in which event, such outside date shall be February 23, 2001. The Company is also presently in discussions with Medallion regarding a further extension of the date by which Medallion shall have obtained either the consent of the Company's lenders or financing satisfactory to Medallion.

(c)  EXHIBITS.

     (2.1) Amendment No. 9 dated as of October 31, 2000, by and among Medallion Financial Corp., AMTC Merger Corp. and Ameritrans Capital Corporation.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.

                                        AMERITRANS CAPITAL CORPORATION



                                        By:  /s/ Gary Granoff
                                             ----------------------
                                             Name:  Gary Granoff
                                             Title: President


Dated: November 16, 2000


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